Exhibit 21.1

SUBSIDIARIES OF REGISTRANT AS OF DECEMBER 31, 2003

Subsidiary	Jurisdiction of Incorporation

RA Brands, LLC	Delaware
RA Factors, Inc.	Delaware

94